PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(5)
(To Prospectus dated July 7, 1997)                    Registration No: 333-07691

                                  $250,000,000

                                  [FEDEX LOGO]

                          7.60% NOTES DUE JULY 1, 2097
                            ------------------------

                     Interest payable January 1 and July 1
                            ------------------------
THE NOTES WILL MATURE ON JULY 1, 2097 AND ARE NOT REDEEMABLE PRIOR TO MATURITY.
     UPON THE OCCURRENCE OF A TAX EVENT, AS DEFINED HEREIN, FEDERAL EXPRESS CORPORATION (THE "CORPORATION") WILL HAVE THE RIGHT TO SHORTEN THE MATURITY OF
THE NOTES TO THE EXTENT REQUIRED SO THAT THE INTEREST PAID ON THE NOTES WILL BE
  DEDUCTIBLE FOR FEDERAL INCOME TAX PURPOSES. PROSPECTIVE INVESTORS SHOULD BE AWARE THAT THE CORPORATION'S EXERCISE OF ITS RIGHT TO SHORTEN THE MATURITY OF
THE NOTES WILL BE A TAXABLE EVENT TO HOLDERS IF THE NOTES ARE TREATED AS EQUITY
 FOR PURPOSES OF FEDERAL INCOME TAXATION BEFORE THE MATURITY IS SHORTENED. SEE
  "DESCRIPTION OF NOTES -- SHORTENING MATURITY" IN THIS PROSPECTUS SUPPLEMENT.
   THE NOTES WILL BE ISSUED IN THE FORM OF ONE OR MORE GLOBAL SECURITIES (THE "GLOBAL NOTES") REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY (THE
   "DTC") OR ITS NOMINEE. INTEREST IN EACH GLOBAL NOTE WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL BE EFFECTED ONLY THROUGH, RECORDS MAINTAINED BY THE DTC
AND ITS PARTICIPANTS. EXCEPT AS PROVIDED HEREIN, NOTES IN CERTIFICATED FORM WILL
 NOT BE ISSUED. SETTLEMENT FOR THE NOTES WILL BE MADE IN IMMEDIATELY AVAILABLE FUNDS. THE NOTES WILL TRADE IN THE DTC'S SAME-DAY FUNDS SETTLEMENT SYSTEM UNTIL
  MATURITY, AND SECONDARY MARKET TRADING ACTIVITY FOR THE NOTES WILL THEREFORE SETTLE IN IMMEDIATELY AVAILABLE FUNDS. ALL PAYMENTS OF PRINCIPAL AND INTEREST ON
 THE NOTES WILL BE MADE BY THE CORPORATION IN IMMEDIATELY AVAILABLE FUNDS. SEE "DESCRIPTION OF DEBT SECURITIES -- BOOK-ENTRY PROCEDURES" IN THE ACCOMPANYING
                                  PROSPECTUS.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                       PRICE 99.735% AND ACCRUED INTEREST
                            ------------------------

                                                                             UNDERWRITING
                                                        PRICE TO             DISCOUNT AND         PROCEEDS TO
                                                       PUBLIC(1)            COMMISSIONS(2)     CORPORATION(1)(3)
                                                       ---------            --------------     -----------------
Per Note.......................................         99.735%                 1.125%              98.610%
Total..........................................       $249,337,500            $2,812,500         $246,525,000

---------------

    (1) Plus accrued interest from July 1, 1997.
    (2) The Corporation has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").
    (3) Before deducting expenses payable by the Corporation estimated at $406,000.

                            ------------------------

     The Notes are offered, subject to prior sale, when, as and if accepted by the Underwriters and are subject to approval of certain legal matters by Brown & Wood LLP, counsel for the Underwriters. It is expected that delivery of the Notes in book-entry form will be made through the facilities of the DTC against payment therefor in immediately available funds on or about July 10, 1997.
                            ------------------------
MORGAN STANLEY DEAN WITTER
              J. P. MORGAN & CO.
                             FIRST CHICAGO CAPITAL MARKETS, INC.
                                         MORGAN KEEGAN & COMPANY, INC.

July 7, 1997

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, THE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS OR IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Federal Express Corporation.................................   S-3
Recent Developments.........................................   S-3
Use of Proceeds.............................................   S-3
Description of Notes........................................   S-3
Underwriting................................................   S-5
Legal Matters...............................................   S-6

                            PROSPECTUS
Available Information.......................................     2
Incorporation of Certain Documents by Reference.............     2
Federal Express Corporation.................................     3
Ratio of Earnings to Fixed Charges..........................     3
Use of Proceeds.............................................     3
Description of Debt Securities..............................     3
Plan of Distribution........................................     9
Legal Matters...............................................    10
Experts.....................................................    11

                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                          FEDERAL EXPRESS CORPORATION

     The Corporation offers a wide range of express services for the time-definite transportation of documents, packages and freight throughout the world using an extensive fleet of aircraft and vehicles and leading-edge information technologies. Corporate headquarters are located at 2005 Corporate Avenue, Memphis, Tennessee 38132, telephone (901) 369-3600.

                              RECENT DEVELOPMENTS

     Net income for the quarter ended May 31, 1997 was $132.6 million, a 15% increase over last year's fourth quarter net income of $115.4 million. Earnings per share for the fourth quarter rose to $1.14 per share from $1.01 per share last year. Revenues for the quarter were $3,068.3 million, 12% higher than last year's $2,737.7 million. Operating income increased to $251.3 million from $225.7 million, and pretax income rose to $230.6 million from $202.5 million a year ago.

     International operating income for the fourth quarter was $59.4 million on international segment revenues of $854.9 million. In last year's fourth quarter, the international segment reported operating income of $37.2 million on revenues of $745.3 million. U.S. domestic operating income was $191.9 million on revenues of $2,213.4 million, compared to operating income of $188.5 million on revenues of $1,992.4 million in last year's fourth quarter.

     For fiscal 1997, revenues were $11,519.8 million, a 12% increase over last year's $10,273.6 million. Fiscal 1997 net income was $361.2 million or $3.12 per share. Fiscal 1996 net income was $307.8 million or $2.69 per share. Fiscal 1997 operating income for the Corporation's international segment was $141 million on international revenues of $3,197.7 million compared to international operating income of $81.6 million in fiscal 1996 on revenues of $2,807.3 million. U.S. domestic operating income for the year was $558 million on U.S. domestic revenues of $8,322.1 million compared to U.S. domestic operating income of $542.2 million in fiscal 1996 on revenues of $7,466.3 million.

                                USE OF PROCEEDS

     The Corporation expects to use the net proceeds of the sale of the Notes for general corporate purposes and to repay commercial paper issued by the Corporation within the past year for working capital purposes. The commercial paper was issued at interest rates ranging from 5.65% to 5.87% with maturities ranging from July 7, 1997 to July 14, 1997.

                              DESCRIPTION OF NOTES

     The Notes are to be issued under the Indenture, dated as of July 1, 1996, as amended or supplemented (the "Indenture"), between the Corporation and The First National Bank of Chicago, as trustee (the "Trustee"), which Indenture is more fully described in the Prospectus. The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the Prospectus under the caption "Description of Debt Securities." Whenever particular defined terms of the Indenture are referred to, such defined terms are incorporated herein by reference.

GENERAL

     The Notes will mature on July 1, 2097 and will be limited to $250,000,000 aggregate principal amount. Each Note will bear interest at the rate per annum stated on the cover page hereof from July 1, 1997 or from the most recent Interest Payment Date (as defined below) to which interest has been paid, payable on each January 1 and July 1 (each, an "Interest Payment Date"), commencing January 1, 1998 to the person in whose name the Note (or any predecessor Note) is registered at the close of business on the next preceding December 15 and June 15, respectively.

     The Notes will be unsecured obligations of the Corporation and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Corporation.

     The defeasance and covenant defeasance provisions of the Indenture described under "Description of Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes.

     The Notes may not be redeemed by the Corporation prior to maturity and are not subject to a sinking fund.

     The Notes will be denominated in United States dollars and issued in fully registered form without coupons in denominations of $1,000 and any integral multiples thereof. The Notes will be issued in book-entry form only, except as otherwise provided in the Prospectus. See "Description of Debt
Securities -- Book-Entry Procedures" in the Prospectus.

SHORTENING MATURITY

     The Corporation intends to deduct interest paid on the Notes for federal income tax purposes. However, there have been proposed tax law changes over the past year that, among other things, would have prohibited an issuer from deducting interest payments on debt instruments with a maturity of more than 40 years. While none of these proposals have become law, there can be no assurance that similar legislation affecting the Corporation's ability to deduct interest paid on the Notes will not be enacted in the future or that any such legislation would not have a retroactive effective date.

     Upon the occurrence of a Tax Event, as defined below, the Corporation will have the right to shorten the maturity of the Notes to the extent required, in the opinion of a nationally recognized independent tax counsel experienced in such matters, so that, after such shortening of the maturity, interest paid on the Notes will be deductible for federal income tax purposes.

     If the maturity of the Notes is shortened on the occurrence of a Tax Event, the Corporation will mail a notice to each holder of record of the Notes by first-class mail not more than 60 days after the occurrence of such Tax Event, stating the new maturity date of the Notes. Such notice will be effective immediately upon mailing.

     The Corporation believes that the Notes constitute indebtedness for federal income tax purposes under current law and that the shortening of the maturity of the Notes will not be a taxable event to holders. Prospective investors should be aware, however, that the shortening of the maturity of the Notes will be a taxable event to holders if the Notes are treated as equity for purposes of federal income taxation before the maturity is shortened.

     "Tax Event" means that the Corporation has received an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that on or after the date of the issuance of the Notes, as a result of
(a) any amendment to, clarification of, or change (including any announced prospective change) in laws, or any regulations thereunder, of the United States; (b) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt such procedures or regulations (an "Administrative Action"); or (c) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case, on or after the date of the issuance of the Notes, such change in tax law creates a more than insubstantial risk that interest paid by the Corporation on the Notes is not, or will not be, deductible, in whole or in part, by the Corporation for purposes of federal income tax.

TRUSTEE

     The First National Bank of Chicago, an affiliate of one of the Underwriters, is the trustee under the Indenture.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in the underwriting agreement (the "Underwriting Agreement") among the Corporation and Morgan Stanley & Co. Incorporated, J. P. Morgan Securities Inc., First Chicago Capital Markets, Inc. and Morgan Keegan & Company, Inc. (the "Underwriters") relating to the Notes, the Underwriters have severally agreed to purchase, and the Corporation has agreed to sell to them severally, the respective principal amounts of Notes set forth opposite their names below.

                                                              PRINCIPAL AMOUNT
                            NAME                                  OF NOTES
                            ----                              ----------------
Morgan Stanley & Co. Incorporated...........................    $100,000,000
J.P. Morgan Securities Inc. ................................     100,000,000
First Chicago Capital Markets, Inc. ........................      25,000,000
Morgan Keegan & Company, Inc. ..............................      25,000,000
                                                                ------------
          Total.............................................    $250,000,000
                                                                ============

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all of the Notes if any are taken.

     The Underwriters have advised the Corporation that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .675% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .250% of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Notes are a new issue of securities with no established trading market. The Corporation does not intend to apply for the listing of the Notes on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Notes, as permitted by applicable laws and regulations. No Underwriter is obligated, however, to make a market in the Notes, and any such market-making may be discontinued at any time at the sole discretion of such Underwriter. Accordingly, no assurance can be given as to the liquidity of the trading market for the Notes.

     In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, the Underwriters may bid for, and purchase, the Notes in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Notes in the offering, if the syndicate repurchases previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     The Underwriting Agreement provides that the Corporation will reimburse the Underwriters for all expenses and indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     Each of the Underwriters and certain of its affiliates have performed, and may in the future perform, commercial banking and investment banking services for the Corporation in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the Notes will be passed upon for the Corporation by George
W. Hearn, Vice President -- Law of the Corporation, and for the Underwriters by Brown & Wood LLP, New York, New York. At July 3, 1997 Mr. Hearn owned 2,000 shares of the Corporation's common stock and had been granted options to purchase 27,750 shares of such common stock. Of the options granted, zero were vested at such date.

PROSPECTUS
                                 [FEDEX LOGO]

                                DEBT SECURITIES
                            ------------------------
     Up to $258,033,000 aggregate principal amount of Federal Express Corporation (the "Corporation") unsecured debt securities (the "Debt Securities") (or the equivalent thereof in foreign currency) may be offered for sale from time to time pursuant to this Prospectus and one or more Prospectus Supplements. The Debt Securities may be offered in one or more series in amounts, at prices and on terms to be determined at the time of sale. The Debt Securities will be unsecured obligations of the Corporation and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Corporation.

     When a particular series or issue of Debt Securities is offered (the "Offered Debt Securities"), a supplement to this Prospectus (the "Prospectus Supplement") will be delivered with this Prospectus setting forth with respect to the offered securities: (i) the terms of any Offered Debt Securities including the specific designation, aggregate principal amount, denominations, purchase price, currency, maturity, rate (which may be fixed or variable) and time of payment of interest (if any), redemption terms and the other terms in connection with the offering and sale of the Offered Debt Securities; and (ii) any initial public offering price, the net proceeds to the Corporation and the other specific terms of the Offered Debt Securities.

     Interest will be payable on the Debt Securities of each series on the dates and at the rates per annum set forth for such Debt Securities in the applicable Prospectus Supplement. Principal will be payable on the Debt Securities of each series in scheduled amounts and on specified dates as set forth in the applicable Prospectus Supplement. The Debt Securities will be issued in registered form only and, unless otherwise specified in the applicable Prospectus Supplement, in accordance with a book-entry system.

     The Debt Securities may be sold on a negotiated or competitive bid basis to or through underwriters or dealers or directly to other purchasers or through agents. See "Plan of Distribution." The Prospectus Supplement relating to each offering will set forth the names of any underwriters, dealers or agents involved in the sale of the Debt Securities in connection with which this Prospectus is being delivered, the amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters, dealers or agents.

     Prior to their issuance there will have been no market for the Debt Securities of any series and there can be no assurance that one will develop. Unless otherwise indicated in the applicable Prospectus Supplement, the Corporation does not intend to apply for the listing of any series of Debt Securities on a national securities exchange.

     This Prospectus may not be used to consummate sales of any Debt Securities unless accompanied by the Prospectus Supplement applicable to the Debt Securities being sold.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------
                  The date of this Prospectus is July 7, 1997.

                             AVAILABLE INFORMATION

     Federal Express Corporation (the "Corporation") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Corporation with the Commission can be inspected, and copies may be obtained at prescribed rates, at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Offices of the Commission: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and New York Regional Office, 7 World Trade Center, New York, New York 10048. Such material can also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. and inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits, herein referred to as the "Registration Statement") filed by the Corporation under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Corporation and the securities offered hereby.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission in accordance with the provisions of the Exchange Act are incorporated herein by reference and made a part hereof.

     1. The Corporation's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 filed August 9, 1996.

     2. The Corporation's Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1996, November 30, 1996 and February 28, 1997, respectively, filed October 10, 1996, January 14, 1996 and April 11, 1997, respectively.

     3. The Corporation's Current Reports on Form 8-K dated June 5, 1996, June 7, 1996, August 16, 1996, October 17, 1996, March 4, 1997, May 12, 1997,
        May 22, 1997, June 11, 1997 and June 30, 1997 filed June 10, 1996, June
        21, 1996, August 28, 1996, October 22, 1996, April 21, 1997, May 14,
        1997, June 2, 1997, June 19, 1997 and July 7, 1997, respectively.

     All documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Corporation will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all documents incorporated by reference in this Prospectus, without exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to: Rebecca M. Halvorson, Managing
Director -- Investor Relations, Federal Express Corporation, by mail at Box 727, Memphis, Tennessee 38194-1854 or by telephone at (901) 395-3468.

                          FEDERAL EXPRESS CORPORATION

     The Corporation offers a wide range of express services for the time-definite transportation of documents, packages and freight throughout the world using an extensive fleet of aircraft and vehicles and leading-edge information technologies. Corporate headquarters are located at 2005 Corporate Avenue, Memphis, Tennessee 38132, telephone (901) 369-3600.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)

                                                          YEAR ENDED MAY 31
                                             --------------------------------------------
                                             1993      1994      1995      1996      1997
                                             ----      ----      ----      ----      ----
Ratio of Earnings to
  Fixed Charges(a).........................  1.4x      1.7x      2.0x      1.9x      2.0x

---------------

(a) Earnings included in the calculation of the ratio of earnings to fixed charges represent income before income taxes plus fixed charges (other than capitalized interest). Fixed charges include interest expense, capitalized interest, amortization of debt issuance costs and a portion of rent expense representative of interest.

     As a result of an offering of Debt Securities, the Corporation may be more highly leveraged than currently reflected in this table.

                                USE OF PROCEEDS

     Unless otherwise set forth in a Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be added to the general funds of the Corporation and used for general corporate purposes.

                         DESCRIPTION OF DEBT SECURITIES

     The discussion that follows is a summary and does not purport to be complete. The summary includes descriptions of the material terms of the Indenture (defined herein) and the Debt Securities, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. For the Debt Securities offered pursuant to this Prospectus and any Prospectus Supplement, this summary will be qualified in its entirety by the detailed information appearing in such Prospectus Supplement, as well as by the form of the Debt Securities of each series offered thereby and the Indenture. This summary makes use of terms defined in and is qualified in its entirety by reference to the Indenture.

     Except as otherwise indicated below or as described in the applicable Prospectus Supplement, the following summary will apply to the Debt Securities and the Indenture. Additional provisions with respect to the Indenture and the Debt Securities relating to any particular offering of Debt Securities will be described in the applicable Prospectus Supplement. To the extent that any provision in any Prospectus Supplement is inconsistent with any provision of this summary, the provision of such Prospectus Supplement will control.

GENERAL

     The Debt Securities are to be issued under an Indenture, dated as of July 1, 1996 (the "Indenture"), between the Corporation and The First National Bank of Chicago, as trustee (the

"Trustee"). The Indenture does not limit the aggregate amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued thereunder in one or more series.

     The Debt Securities will be unsecured obligations of the Corporation and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Corporation.

     The Indenture does not contain any debt covenants or provisions which would afford the holders of the Debt Securities protection in the event of a highly leveraged transaction. Other indebtedness of the Corporation ranking pari passu with the Debt Securities have covenants that would afford those holders privileges in the event of a change in control of the Corporation.

     Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities for the following terms of such Debt Securities:

     (1) the title of such Debt Securities and the series in which such Debt Securities will be included;

     (2) the authorized denominations and aggregate principal amount of such Debt Securities;

     (3) whether the Debt Securities are to be issuable in global or certificated form;

     (4)  the date or dates on which such Debt Securities will mature;

     (5) the rate or rates (which may be fixed or variable) per annum at which such Debt Securities will bear interest, if any, and if such rate is variable, the manner of calculation thereof and the date from which interest will accrue;

     (6) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable;

     (7) the dates on which such interest will be payable and the corresponding record dates;

     (8) any mandatory or optional sinking fund or purchase fund or analogous provisions;

     (9) the terms and conditions upon which such Debt Securities may be redeemed, if any, and any redemption price;

     (10) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities which shall be payable upon declaration of acceleration of the Maturity thereof pursuant to
          Section 502 of the Indenture;

     (11) provisions, if any, for the defeasance of such Debt Securities;

     (12) the currency in which payments of principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable;

     (13) whether Additional Amounts are payable with respect to any Debt Securities;

     (14) any additional Events of Default or covenants applicable to such series; and

     (15) any other terms of such series (which terms shall not be inconsistent with the Indenture). (Indenture, Section 301)

     If a Prospectus Supplement specifies that a series of Debt Securities is denominated in a currency or currency unit other than United States dollars, such Prospectus Supplement shall also specify the denomination in which such Debt Securities will be issued and the currency in which the principal, premium, if any, and interest, if any, on such Debt Securities will be payable, which may be United States dollars based upon the exchange rate for such other currency unit existing on or about the time a payment is due. (Indenture, Section 301)

     Unless otherwise indicated in the Prospectus Supplement relating thereto, all outstanding Debt Securities will be exchangeable and transfers thereof will be registrable, and principal of, premium, if any, and interest, if any, on all Debt Securities will be payable, at the corporate trust office of the Trustee at One First National Plaza, Chicago, Illinois; provided that payment of interest may, at the option of the Corporation, be made by check mailed to the address of the person entitled thereto as it appears in the Security Register or by transfer to an account maintained by the payee with a bank located in the United States. (Indenture, Sections 301, 307 and 1002)

     Unless otherwise indicated in the Prospectus Supplement relating thereto, all Debt Securities will be issued only in fully registered form without coupons in denominations of $1,000 and any integral multiples thereof. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Indenture, Section 305) The Indenture provides that the Debt Securities may be issuable in permanent global form. (Indenture, Section 203)

     The Corporation's right and the rights of its creditors, including the Holders of any Debt Securities, to participate in the assets of any subsidiary upon its liquidation or recapitalization would be subject to the prior claims of such subsidiary's creditors, except to the extent that the Corporation may itself be a creditor with recognized claims against such subsidiary. The Indenture does not limit the amount of secured or unsecured indebtedness which may be incurred by the Corporation or its subsidiaries.

     Some of the Debt Securities may be issued as discounted Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount.

     Certain federal income tax consequences and special considerations applicable to any such securities will be described in the applicable Prospectus Supplement.

BOOK-ENTRY PROCEDURES

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will be subject to the provisions described below. Upon issuance, each Series of Debt Securities will be represented by one or more fully registered global notes. Each global note will be deposited with, or on behalf of, The Depository Trust Company (the "DTC"), and registered in its name or in the name of CEDE & Co. ("Cede"), its nominee. No Holder will be entitled to receive a note in certificated form, except as set forth below.

     DTC has advised the Corporation that DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities for its participants ("DTC Participants") and facilitates the clearance and settlement of securities transactions between DTC Participants through electronic book-entries, thereby eliminating the need for physical movement of certificates. DTC Participants include securities brokers and dealers, banks, trust companies and clearing corporations. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Holders that are not DTC Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests, in Debt Securities may do so only through DTC Participants. In addition, Holders will receive all distributions of principal and interest from the Trustee through the DTC Participants. Under the rules, regulations and procedures creating and affecting DTC and its operation, DTC is required to make book-entry transfers of Debt Securities among DTC Participants on whose behalf it acts and to receive and transmit distributions of principal of, and interest on, the Debt Securities. Under the book-entry system, Holders may experience some delay in receipt of payments, since such payments will be forwarded by the Trustee to Cede, as nominee for DTC, and DTC in turn will forward the payments to the appropriate DTC Participants.

     Distributions by DTC Participants to Holders will be the responsibility of such DTC Participants and will be made in accordance with customary industry practices. Accordingly, although Holders will not have possession of the Debt Securities, the rules of DTC provide a mechanism by which participants will receive payments and will be able to transfer their interests. Although the DTC Participants are expected to convey the rights represented by their interests in any global security to the related Holders, because DTC can only act on behalf of DTC Participants, the ability of Holders to pledge Debt Securities to persons or entities that are not DTC Participants or to otherwise act with respect to such Debt Securities, may be limited due to the lack of physical certificates for such Debt Securities.

     None of the Corporation, the Trustee or any other agent of the Corporation or the Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Debt Securities or for supervising or reviewing any records relating to such beneficial ownership interests. Since the only "Holder" will be Cede, as nominee of DTC, Holders will not be recognized by the Trustee as Holders, as such term is used in the Indenture, and Holders will be permitted to exercise the rights of Holders only indirectly through DTC and DTC Participants. DTC has advised the Corporation that it will take any action permitted to be taken by a Holder under the Indenture and any Prospectus Supplement only at the direction of one or more DTC Participants to whose accounts with DTC the related Debt Securities are credited.

     Same-Day Settlement and Payment. All payments made by the Corporation to the Trustee will be in immediately available funds and will be passed through to DTC in immediately available funds.

     The Debt Securities will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Debt Securities will be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debt Securities.

     Certificated Form. The Debt Securities will be issued in fully registered, certificated form to Holders, or their nominees, rather than to DTC or its nominee, only if DTC advises the Trustee in writing that it is no longer willing, able or eligible to discharge properly its responsibilities as depository with respect to the Debt Securities and the Corporation is unable to locate a qualified successor or if the Corporation, at its option, elects to terminate the book-entry system through DTC. In such event, the Trustee will notify all Holders through DTC Participants of the availability of such certificated Debt Securities. Upon surrender by DTC of the definitive global note representing the series of Debt Securities and receipt of instructions for reregistration, the Trustee will reissue the Debt Securities in certificated form to Holders or their nominees. (Indenture, Section 305)

     Debt Securities in certificated form will be freely transferable and exchangeable at the office of the Trustee upon compliance with the requirements set forth in the Indenture. No service charge will be imposed for any registration of transfer or exchange, but payment of a sum sufficient to cover any tax or other governmental charge may be required. (Indenture, Section 305)

MERGER AND CONSOLIDATION

     The Indenture does not prevent any consolidation or merger of the Corporation with or into any other Person, or successive consolidations or mergers in which the Corporation or its successor or successors may be a party, or any conveyance, transfer or lease of the property of the Corporation as an entirety or substantially as an entirety, to any Person, unless:

     (i) in case the Corporation shall consolidate with or merge into another Corporation or convey, transfer or lease its properties and assets as, or substantially as, an entirety to any Person, the Corporation formed by such consolidation or into which the Corporation is merged or the Person which acquires by conveyance, transfer, or lease the properties and assets of the Corporation, as, or substantially as, an entirety shall be a Corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any), interest on and any Additional Amounts with respect to all the Securities and the performance of every covenant of the Indenture on the part of the Corporation to be performed or observed;

     (ii) immediately after giving effect to such transaction, no Event of Default, or event which after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

     (iii) the Corporation shall have delivered to the Trustee an Officer's Certificate or an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with. (Indenture, Section 801)

     Upon compliance with such provisions by a successor corporation or Person, the Corporation (except in the case of a lease) would be relieved of its obligations and covenants under the Indenture and the Debt Securities. (Indenture, Section 802)

MODIFICATION, AMENDMENT AND WAIVER

     Modifications and amendments of the Indenture may be made by the Corporation and the Trustee with the consent of the Holders of a majority in principal amount of each series of Debt Securities to be affected if less than all series are to be affected by such modification; provided, however, that no such modification or amendment may, without the consent of the Holder of each debt security affected thereby:

     (a) change the Stated Maturity of the principal of, or any installment of interest on, any such debt security;

     (b) reduce the principal amount of, rate of interest on, or premium payable upon the redemption of, any such debt security;

     (c) change any place of payment where, or the currency in which, any debt security or the interest or any premium thereon is payable;

     (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date); or

     (e) reduce the percentage in principal amount of outstanding Debt Securities the consent of whose Holders is required for modification or amendment of the Indenture, for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Indenture, Section 902)

     The Holders of a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of such series waive any past default under the Indenture and its consequences, except a default in the payment of the principal, premium, if any, or interest on any Debt Securities or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding debt security affected. (Indenture, Section 513)

EVENTS OF DEFAULT

     The following are "Events of Default" under the Indenture with respect to each series of Debt Securities:

     (a) default for more than 30 days in the payment of any interest on any debt security of such series;

     (b) default in the payment of principal of, or premium, if any, on, any debt security of such series at its Maturity;

     (c) default in the performance, or breach, of any other covenant of the Corporation in the Indenture for more than 60 days after written notice as provided in the Indenture;

     (d) default in the deposit of any sinking fund payment when and as due by the terms of a Debt Security of such series; and

     (e) certain events in bankruptcy, insolvency or reorganization in respect of the Corporation. (Indenture, Section 501)

     If an Event of Default with respect to all Debt Securities of any series occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 50% in aggregate principal amount of the outstanding Debt Securities of such series may, by a notice in writing to the Corporation (and to the Trustee if given by Holders), declare to be due and payable immediately the principal amount of all Debt Securities of such series. However, at any time after such a declaration of acceleration with respect to the Debt Securities of such series has been made, but before the Stated Maturity thereof, the Holders of a majority in principal amount of the outstanding Debt Securities of such series may, subject to certain conditions, rescind and annul such acceleration if all Events of Default with respect to the Debt Securities of such series, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture. (Indenture, Section 502) For information as to waiver of defaults, see "Modification and Waiver."

     Subject to the duties of the Trustee, if an Event of Default with respect to the Debt Securities of any series occurs and is continuing, the Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of the Debt Securities of such series, unless such Holders offer to the Trustee reasonable indemnity. (Indenture, Sections 601 and 603) Subject to such provision for indemnity, certain conditions and certain other rights of the Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. (Indenture, Section 512)

     No Holder of any debt security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder unless such Holder has previously given to the Trustee written notice of a continuing Event of Default, and unless the Holders of at least 50% in principal amount of the outstanding Debt Securities of such series has made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee has not received from the Holders of a majority in principal amount of the outstanding Debt Securities of such series a direction inconsistent with such request and the Trustee has failed to institute such proceeding within 60 days. (Indenture, Section 507) However, the Holder of any debt security of such series will have an absolute right to receive payment of the principal of (and premium, if any, on) and interest on such debt security on or after the respective Stated Maturities expressed in such debt security (or, in the case of redemption, on the Redemption Date) and to institute suit for the enforcement of any such payment. (Indenture, Section
508)

     The Indenture requires the Corporation to furnish to the Trustee annually a statement as to the absence of certain defaults under the Indenture. (Indenture, Section 1005) The Indenture provides that the Trustee may withhold notice to the Holders of Debt Securities of any default (except as to payment of principal or interest with respect to such Debt Securities) if it considers such withholding to be in the interest of the Holders of such Debt Securities. (Indenture, Section 602)

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides, if such provision is made applicable to the Debt Securities of any series, that the Corporation may elect either (A) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) ("defeasance") or (B)(i) to be released from its obligations with respect to such Debt Securities under Sections 801 (consolidation, merger and sale of assets) and 1005 (certificates of compliance) and (ii) that Section 501(3) (as to Sections 801 and 1005), 501(5), 501(6) and 501(7) (if Section 501(7) is specified in the Prospectus Supplement), as described in the last three clauses of the first sentence under "Events of Default" above, shall not be deemed to be events of default under the Indenture with respect to such series ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money, or Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     In the case of defeasance or covenant defeasance, the holders of such Debt Securities are entitled to receive payments in respect of such Debt Securities solely from such trust. Such a trust may only be established if, among other things, the Corporation has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion of Counsel, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture. (Indenture, Article Thirteen)

CONCERNING THE TRUSTEE

     The Trustee acts as trustee under other indentures with respect to other indebtedness of the Corporation which ranks pari passu with the Debt Securities. The Corporation leases facilities financed with the proceeds of such indebtedness and the Corporation's obligations under such leases secure payment of such indebtedness. The Corporation also from time to time borrows from, and maintains deposit accounts with, the Trustee.

                              PLAN OF DISTRIBUTION

     The Debt Securities may be sold in any of the following ways: (1) through underwriters or dealers; (2) through agents; or (3) directly to one or more purchasers (through a specific bidding or auction process or otherwise).

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Debt Securities, underwriters or agents may receive compensation from the Corporation or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. If a dealer is utilized to sell the Debt Securities, the Corporation will sell such Debt Securities to the dealer as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at any time of resale.

     Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Corporation and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation received from the Corporation will be described, in the applicable Prospectus Supplement.

     Offers to purchase Debt Securities may be solicited directly and the sale thereof may be made directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto, including the terms of any bidding or auction process.

     If so indicated in the Prospectus Supplement, the Corporation will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase Debt Securities from the Corporation at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for the solicitation of such contracts.

     Under agreements which may be entered into by the Corporation, underwriters, dealers and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Corporation against certain liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect thereof.

     Unless otherwise indicated in the applicable Prospectus Supplement, the Corporation does not intend to apply for the listing of any Series of Debt Securities on a national securities exchange. If the Debt Securities of any Series are sold to or through underwriters, the underwriters may make a market in such Debt Securities, as permitted by applicable laws and regulations. No underwriter would be obligated, however, to make a market in such Debt Securities, and any such market-making could be discontinued at any time at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of the trading market for the Debt Securities of any Series.

     Certain of the underwriters, dealers or agents and their affiliates may be customers of, engage in transactions with, and perform services for, the Corporation in the ordinary course of business.

                                 LEGAL MATTERS

     Unless otherwise indicated in the Prospectus Supplement relating to the Offered Securities, the legality of the Debt Securities will be passed upon for the Corporation by George W. Hearn, Vice President -- Law of the Corporation, and by counsel for any underwriters, dealers and agents. At July 3, 1997, Mr. Hearn owned 2,000 shares of the Corporation's common stock and had been granted options to purchase 27,750 shares of the Corporation's common stock. Of the options granted, zero were vested at such date.

                                    EXPERTS

     The consolidated financial statements and schedules of the Corporation included or incorporated by reference in the Corporation's Annual Report on Form 10-K for the year ended May 31, 1996 and incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     With respect to the unaudited interim financial information for the quarters ended August 31, 1996, November 30, 1996 and February 28, 1997, included in the Corporation's Quarterly Reports on Form 10-Q for such periods, which are incorporated by reference in this Prospectus, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the Registration Statement, of which this Prospectus is a part, prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.